UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 19, 2009 (May 15, 2009)

CRIMSON EXPLORATION INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-21644 (Commission File Number)	20-3037840 (IRS Employer Identification No.)

717 Texas Avenue, Suite 2900, Houston, Texas 77002

(Address of Principal Executive Offices)

(713) 236-7400

(Registrant’s telephone number, including area code)

_____________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On May 15, 2009, Crimson Exploration Inc. issued a press release announcing operational and financial results for the first quarter ended March 31, 2009. The press release is included in this report as Exhibit 99.1.

The information contained in Exhibit 99.1 is incorporated herein by reference. The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01  Financial Statements and Exhibits.

(c)  Exhibits

Exhibit Number	Description
Exhibit 99.1	Press Release dated May 15, 2009 (furnished herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CRIMSON EXPLORATION, INC.

Date: May 19, 2009	By:	/s/ E. Joseph Grady
E. Joseph Grady
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
Exhibit 99.1	Press Release dated May 15, 2009

Exhibit 99.1

Crimson Exploration Announces First Quarter 2009 Financial and Operational Results

HOUSTON, May 15, 2009 (BUSINESS WIRE) -- Crimson Exploration Inc. (OTCBB:CXPO) today announced financial and operational results for the first quarter 2009.

First Quarter 2009 Summary Results

▪	Production of 4.3 Bcfe, or approximately 47,900 Mcfepd
▪	Revenue of $30.7 million
▪	Net Income of $5.0 million
▪	EBITDAX of $18.5 million

Summary Financial Results

The Company reported net income of $5.0 million, or $0.46 per diluted share, for the first quarter of 2009 compared to net income of $0.7 million, or ($0.07) per diluted share, for the first quarter of 2008. Positively impacting the first quarter results for 2009 was a $9.6 million pre-tax unrealized gain, compared to a $28.5 million pre-tax charge in the first quarter of 2008, recorded to reflect the unrealized mark-to-market benefit, and exposure, respectively, on our commodity price and interest rate hedge instruments.

Net cash flow from operations for the first quarter of 2009, which consists of net cash provided by operating activities, including the period change in certain working capital and other cash flow items, was $12.7 million, compared with $27.6 million reported for the 2008 quarter. The decrease in cash flow resulted primarily from the reduction in revenues, accounts payable and accrued liabilities associated with reduced drilling activity during 2009.

Revenues for the first quarter of 2009 were $30.7 million compared to revenues of $45.0 million in the prior year quarter, a decline resulting from an approximate 10 percent decrease in production and an approximate 25 percent decline in realized commodity prices.

Production for the first quarter of 2009 was 4.3 Bcfe, or approximately 47,900 Mcfe per day, compared to production of 4.8 Bcfe, or approximately 52,600 Mcfe per day, in the first quarter of 2008. The decrease in production for the quarter was primarily due to natural field decline and lower production enhancing capital expenditure activity in 2009.

Average prices realized in the first quarter of 2009 (including the effects of realized gains/losses on our commodity price hedges) were $77.18 per barrel, $6.71 per Mcf, $22.51 per barrel and $7.08 per Mcfe for oil, natural gas, natural gas liquids and natural gas equivalents, respectively. For the first quarter of 2008, average prices realized were $78.62 per barrel, $8.39 per Mcf, $57.18 per barrel and $9.39 per Mcfe for oil, natural gas, natural gas liquids and natural gas equivalents, respectively.

Lease operating expenses for the first quarter of 2009 were $5.5 million, compared to $4.4 million in the first quarter of 2008. On a per Mcfe produced basis, direct lease operating expenses were $1.27 per Mcfe for the first quarter of 2009, compared to $0.92 per Mcfe for the first quarter of 2008, an increase related to the lower production. Production and ad valorem tax expenses for the first quarter of 2009 were $2.5 million, or $0.57 per Mcfe, compared to $4.3 million, or $0.90 per Mcfe, for the first quarter of 2008. The decrease in production and ad valorem taxes was due to lower production and realized prices in 2009.

Depreciation, Depletion and Amortization (“DD&A”) expense for the first quarter of 2009 was $13.9 million, or $3.21 per Mcfe, compared to $11.3 million, or $2.36 per Mcfe, for the first quarter of 2008. This increase was due to a higher DD&A rate resulting from asset acquisitions and capital expenditures during the 2008 high-cost environment.

General and Administrative Expenses (“G&A”) were $5.2 million for the first quarter of 2009 compared to $4.7 million for the first quarter of 2008. Included in G&A expense is a non-cash stock expense of $1.0 million ($0.22 per Mcfe) and $1.2 million ($0.26 per Mcfe) for the first quarters ended 2009 and 2008, respectively. G&A expenses increased primarily due to office space added in September 2008 to accommodate our expanded infrastructure. Exclusive of the non-cash stock option expense recognized pursuant to SFAS 123R, cash general and administrative expenses were $0.99 per Mcfe and $0.73 per Mcfe for the first quarter of 2009 and 2008, respectively.

Liquidity and Capital Resources

Effective April 1, 2009, the borrowing base under our senior secured revolving credit facility (the “Senior Credit Agreement”) was affirmed by our bank group at $172.5 million, down from $200.0 million. The borrowing base will be further reduced to $170.0 million effective May 1, 2009 and further reduced by $5.0 million on the first day of each subsequent month, beginning June 1, 2009, until the next scheduled borrowing base redetermination date on October 1, 2009. As of March 31, 2009, we had an outstanding loan balance of $156.5 million under our Senior Credit Agreement.

Despite this reduction in borrowing base, we had availability of $16.0 million under the new $172.5 million borrowing base.

On May 13, 2009, we entered into a second amendment to our second lien credit agreement dated May 8, 2007 with our lenders, including an affiliate of OCM GW Holdings, LLC, our majority stockholder. This second amendment amends the second lien credit agreement by, among other things, (i) modifying the leverage and PV-10 ratios that we are required to maintain during the term of the agreement, (ii) increasing the applicable margin for loans, (iii) setting a minimum LIBO Rate, and (iv) including certain fee acreage in calculations of our borrowing base after we have granted a lien on such fee acreage.

As previously noted in our fourth quarter 2008 earnings release, we have lowered our capital expenditure budget for 2009 dramatically to allow us to carry out our operating plan for 2009 through internally generated cash flow while reducing debt to levels within our borrowing base.

Hedging Activity

On May 8, 2009, in an effort to achieve more predictable cash flows and to reduce exposure to commodity price fluctuations, we entered into the following derivative agreements:

Natural Gas		Volume/Month	Price/Unit
Jan 2010	Swap	80,000 Mmbtu	$6.34
Feb 2010	Swap	65,000 Mmbtu	$6.36
Mar 2010	Swap	50,000 Mmbtu	$6.31
Apr 2010	Swap	36,000 Mmbtu	$6.11
May 2010	Swap	23,000 Mmbtu	$6.15
Jun 2010	Swap	21,000 Mmbtu	$6.23

Cost Reduction Initiative

In mid-April, we took difficult steps to reduce our general and administrative costs on a permanent basis. We reduced the size of our employee base in our Houston headquarters by approximately twenty percent, mostly administrative support functions, and have initiated other cost reduction measures that will be phased in over the latter half of 2009 that will result in estimated future savings of approximately $4.0 million, on an annualized basis.

Drilling Activity

As previously disclosed, we have limited our capital expenditure activity and intend to focus on our East Texas and Liberty County properties for the remainder of 2009. While we will continue to build our inventory of exploitation and exploration opportunities in our South Texas and Texas Gulf Coast assets, we anticipate deferring major capital allocation for drilling activities for these areas until drilling costs decline, commodity prices rebound and/or the ability to access the capital markets improves.

We recorded capital expenditures of $10.9 million for the first quarter of 2009, the vast majority of which were costs related to projects that commenced in the fourth quarter of 2008 and were completed in late December through February.

Liberty County, TX

The Liberty Farms #2ST (55.7% WI), located in the Willis Marsh Field targeting the Cook Mountain formation, was successfully completed and commenced production at a gross initial rate of 2,500 Mcfepd. The Swilley #2ST (69.1% WI), located in the Cottonwood North Field targeting the Cook Mountain formation, was completed and began producing at a gross initial rate of 2,700 Mcfepd, up from the pre-sidetrack curtailed rate of 2,100 Mcfepd. Also in Liberty County we participated in the Kerr-McGee #4 (38.8% WI) with Ballard Exploration. In the first quarter of 2009 this well reached its true vertical depth of 15,000’ but failed to locate the Cook Mountain formation. This well’s status remains temporarily suspended pending further review of other completion alternatives.

Weld County, CO

In Weld County we participated in two non-operated wells located in the Wattenberg Field with Noble Energy. Both wells, the Owens K21-30D (24.9% WI) and the Zabka K 21-31 (24.9%), targeted the Codell and Niobrara formations at approximately 7,500 feet. Gross initial peak production was recorded at 834 Mcfepd and 946 Mcfepd for the Owens K21-30D and the Zabka K 21-31, respectively.

Selected Financial and Operating Data

The following table reflects certain comparative financial and operating data for the three month periods ending March 31, 2009 and 2008:

	Three Months Ended
	March 31,
	2009	2008	%
Total Volumes Sold:
Crude oil (barrels)	96,305	136,157	-29%
Natural gas (Mcf)	3,076,114	3,151,837	-2%
Natural gas liquids (barrels)	110,242	135,854	-19%
Natural gas equivalents (Mcfe)	4,315,396	4,783,903	-10%

Daily Sales Volumes:
Crude oil (barrels)	1,070	1,496	-28%
Natural gas (Mcf)	34,179	34,636	-1%
Natural gas liquids (barrels)	1,225	1,493	-18%
Natural gas equivalents (Mcfe)	47,949	52,570	-9%

Average field prices:
Oil	$39.30	$93.05	-58%
Gas	4.75	8.09	-41%
NGLs	22.51	57.18	-61%
Mcfe	$4.84	$9.60	-50%

Average realized sales prices (including hedges):
Oil	$77.18	$78.62	-2%
Gas	6.71	8.39	-20%
NGLs	22.51	57.18	-61%
Mcfe	$7.08	$9.39	-25%

Selected Costs ($ per Mcfe):
Lease operating expenses	$1.27	$0.92	38%
Production and ad valorem taxes	$0.57	$0.90	-37%
Depreciation and depletion expense	$3.21	$2.36	36%
General and administrative expense (cash)	$0.99	$0.73	36%
Interest	$1.01	$1.09	-7%

Net cash flow from operations	$12,660,006	$27,568,092	-54%

EBITDAX	$18,549,718	$32,827,282	-43%

Capital expenditures:
Property acquisition – proved	$(482,166)	$(540,776)
Property acquisition – unproved	—	—
Leasehold acquisitions	2,597,982	9,051,547
Exploratory	(248,337)	364,218
Development	8,935,449	14,515,267
Other	79,869	95,222
	$10,882,797	$23,485,478

Earnings per Common Share
Basic	$0.66	$(0.07)
Fully Diluted	$0.46	$(0.07)

CRIMSON EXPLORATION INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
	2009	2008
ASSETS
Current derivatives	$31,538,881	$25,191,445
Other current assets	21,335,428	21,156,108
Net property and equipment	446,381,264	449,155,736
Non-current derivatives	14,826,352	11,722,802
Other non-current assets	4,061,326	4,319,698

Total Assets	$518,143,251	$511,545,789

LIABILITIES AND STOCKHOLDERS' EQUITY
Current derivatives	$1,088,047	$1,265,801
Other current liabilities	52,684,416	82,723,809
Long-term debt, net of current portion	306,508,222	276,690,426
Non-current derivatives	1,553,538	1,491,755
Other non-current liabilities	28,687,980	27,751,195
Total stockholders’ equity	127,621,048	121,622,803

Total Liabilities & Stockholders’ Equity	$518,143,251	$511,545,789

CRIMSON EXPLORATION INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended
	March 31,
	2009	2008

OPERATING REVENUES
Oil and gas sales	$30,563,384	$44,928,196
Operating overhead and other income	167,483	107,895
Total operating revenues	30,730,867	45,036,091

OPERATING EXPENSES
Lease operating expenses	5,451,753	4,397,024
Production and ad valorem taxes	2,474,742	4,303,310
Exploration expenses	729,978	85,842
Depreciation, depletion and amortization	13,851,886	11,288,794
General and administrative	5,218,289	4,746,707
Gain on sale of assets	—	(15,185,929)
Total operating expenses	27,726,648	9,635,748

INCOME FROM OPERATIONS	3,004,219	35,400,343

OTHER INCOME (EXPENSE)
Interest expense	(4,379,069)	(5,206,870)
Other financing costs	(301,111)	(377,255)
Unrealized gain (loss) on derivative instruments	9,566,957	(28,482,519)
Total other income (expense)	4,886,777	(34,066,644)

INCOME BEFORE INCOME TAXES	7,890,996	1,333,699

INCOME TAX EXPENSE	(2,856,383)	(670,056)

NET INCOME	5,034,613	663,643

Dividends on preferred stock (Paid 2009 — $7,875; 2008 — $84,295)	(1,081,729)	(1,024,982)

NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS	$3,952,884	$(361,339)

Non-GAAP Financial Measures

Crimson also presents earnings before interest, taxes, depreciation, amortization and exploration expenses (“EBITDAX”) and net cash flow from operations, which consists of net cash provided by operating activities including the period change in certain working capital and other cash flow items. Both measures presented exclude gain or loss on the sale of assets. Exploration expenses include geological and geophysical costs, lease rental costs and dry hole costs expensed under the successful efforts method of accounting, but capitalized under the alternative full cost accounting rules. Management uses these measures to assess our ability to generate cash to fund operations, exploration and development activities. Management interprets trends in these measures in a similar manner as trends in operations, cash flow and liquidity. Neither EBITDAX, nor net cash flows from operations, should be considered as alternatives to net income (loss), income from operations or net cash provided by operating activities as defined by GAAP. The following is a reconciliation of net cash provided by operating activities to net cash flow from operations and EBITDAX:

	Three Months Ended
	March 31,
	2009	2008

Net cash provided by (used in) operating activities	$(18,932,908)	$23,269,526
Changes in working capital
Accounts receivable	(52,141)	1,505,956
Prepaid expenses	231,461	66,411
Accounts payable and accrued expenses	31,413,594	2,726,199

Net cash flow from operations	12,660,006	27,568,092

Interest expense and other financing	4,421,811	5,298,778
Exploration expenses	423,696	85,842
Asset retirement obligations	497,264	—
Other	546,941	(125,430)

EBITDAX	$18,549,718	$32,827,282

Updated Guidance for 2009

The Company is providing the following updated guidance for the second calendar quarter of 2009. We will continue to provide quarterly guidance only for 2009 due to the uncertain level of capital expenditures for the year due to lower prices, limited capital availability and our strategy to reduce debt. Figures for lease operating expenses, production and ad valorem taxes, cash general and administrative expenses and DD&A are based on the midpoint of the production guidance range.

Second quarter 2009 production	42,000 – 46,000 mcfe per day

Lease operating expenses	$1.30 - $1.40 per mcfe

Production and ad valorem taxes	10% of actual prices

Cash G&A	$0.95 - $1.00 per mcfe

DD&A rate	$3.20 per mcfe

Teleconference Call

Crimson management will hold a conference call to discuss the information described in this press release on Tuesday, May 19, 2009 at 9:30a.m. CDT. Those interested in participating may do so by calling the following phone number: 1-877-795-3647, (International 1-719-325-4815) and entering the following participation code 3559394. A replay of the call will be available from Tuesday, May 19, 2009 at 1:00 p.m. CDT through Tuesday, May 26, 2009 at 1:00 p.m. CDT by dialing toll free 1-888-203-1112, (International 1-719-457-0820) and asking for replay ID code 3559394.

Crimson Exploration is an independent oil and gas company based in Houston, Texas, with producing assets primarily focused in South Texas, the Texas Gulf Coast and South Louisiana.

Additional information on Crimson Exploration Inc. is available on the Company's website at http://crimsonexploration.com.

This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission ("SEC"). Such statements include those concerning Crimson's strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions Crimson made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Crimson's control. Statements regarding future production, revenue, costs and cash flow are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes and the potential lack of capital resources. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2008, for a further discussion of these risks.

SOURCE: Crimson Exploration Inc.

Crimson Exploration Inc., Houston

E. Joseph Grady, 713-236-7400